Exhibit 99.1

                    Courier Posts Record Revenues

              Education Market Continues to Fuel Growth;
                  Dividend Up for 11th Straight Year

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 8, 2007--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced record revenues for the fiscal year ended September 29, 2007, its fourth straight year of double-digit growth in education sales.

    Courier's revenues for 2007, a 52-week fiscal year, were $295 million, up 9% from $269 million in 2006, a 53-week fiscal year. On a comparable 52-week basis, the sales increase was 12%. Net income for fiscal 2007 was $25.7 million, or $2.03 per diluted share. Net income for fiscal 2006 was $28.4 million, or $2.25 per diluted share, which included a reduction in taxes of $3.8 million, or $.30 per diluted share, from the reversal of tax reserves in last year's fourth quarter. Without the effect of the tax adjustment, net income in fiscal 2007 was up 5% over the prior year, or 8% on a comparable 52-week basis.

    Courier's fourth-quarter revenue of $80.5 million was down 3% from $83.4 million in last year's 14-week fourth quarter, but was up 4% adjusting for the extra week last year. Net income for the quarter was $9.4 million or $.74 per diluted share, compared to $9.6 million or $.77 per diluted share in the fourth quarter of fiscal 2006, prior to the effects of the tax accrual reversal but with an extra week in last year's quarter. On a comparable 13-week basis, this year's fourth quarter net income was up 5%. Including the $3.8 million resulting from the reversal of tax reserves, fourth-quarter net income in fiscal 2006 was $13.4 million or $1.07 per diluted share.

    Simultaneously with the release of fiscal 2007 operating results, Courier's Board of Directors announced that it had authorized the repurchase of up to $10 million of the company's outstanding common stock. It also declared a quarterly dividend of $.20 per share, an increase of 11% over the previous dividend. The dividend increase marked the eleventh consecutive year of double-digit increases in Courier's dividend. Including this increase, Courier's dividend has grown at a compound annual rate of 21% since 1997.

    "We drove hard and achieved another record year," said Chairman and Chief Executive Officer James F. Conway III. "Yet we still fell short of our performance targets and guidance. Our book manufacturing segment continued to deliver superbly both to a rising education market and to more than 300 specialty trade publishers, but religious shipments were below expectations in the second half of the year. In publishing, Creative Homeowner results were undercut by the continuing weakness in America's housing sector, though combined performance across the rest of the segment was up.

    "The extra week in our 2006 fiscal year also raised the bar for this year's comparative results. But regardless of that difference, we still made more, sold more, earned more, and did more for our customers than ever before. We expanded our capabilities and strengthened our organization with the installation of our third MAN Roland four-color press in Indiana, a significant bindery upgrade at our Philadelphia plant and key management additions in our publishing segment. And we continued to capture additional synergies from the vertical integration of our businesses and the complementary markets they serve. With disciplined management, excellent customer relationships and outstanding editorial content, I'm excited about our prospects for fiscal 2008."

    Book manufacturing posts double-digit gains in education and trade

    Courier's book manufacturing segment had fourth-quarter sales of $62.6 million, down 3% from last year's 14-week fourth quarter, but up 4% on a comparable 13-week basis. Pretax earnings for the segment rose 1% in the fourth quarter to $12.5 million versus $12.4 million in 2006. For the full year, book manufacturing sales were $231.5 million, up 5% from $220.1 million in the 53-week fiscal 2006. Pretax earnings for the year were $36.4 million, an increase of 8% from last year's $33.6 million. Adjusting for last year's extra week, pretax earnings were up 9% for the quarter and 11% for the year. Gross profit as a percentage of the year's sales was 28.2% versus 28.7% in 2006, reflecting tight pricing, fluctuations in the sales mix and increases in benefit costs.

    The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market were $29 million in the fourth quarter, up 10% over the 14-week fourth quarter of fiscal 2006 and up 18% on a comparable 13-week basis. For the year, education sales were $100 million, up 15% over fiscal 2006 and up 18% on a comparable 52-week basis, reflecting share gains with key customers and continued strong demand for four-color textbooks for elementary and high schools. In the religious market, fourth-quarter sales were $17 million, down 9% from fiscal 2006 and off 2% on a comparable 13-week basis. For the year, religious sales were $63 million, down 6% from fiscal 2006 and down 4% on a comparable 52-week basis, reflecting slower than expected growth during the phase-in of a multi-year expansion program for the company's largest religious customer. Fourth-quarter sales to the specialty trade market were $14 million, down 4% from fiscal 2006 but up 4% on a comparable 13-week basis. For the year, specialty trade sales were $56 million, up 14% from last year, or 16% on a 52-week basis, reflecting share gains with existing customers and new relationships with other specialty trade publishers.

    "Our education sales continued to grow faster than the overall education market, thanks to our expanded four-color capacity and excellent service to the nation's leading textbook publishers," said Mr. Conway. "Our equipment investment in Kendallville, Indiana and the sophisticated book cover production capabilities of Moore Langen enabled us to compete effectively across the entire spectrum of the textbook market, and we consistently delivered for our customers. This year, as in 2006, we saw orders soften after the start of the school year, but we are now booking orders for next year's textbook season at a pace that reinforces our confidence in this market.

    "We are also confident about the religious market despite near-term fluctuations in order flow which made fiscal 2007 our first down year in more than a decade with our largest religious customer. Our relationship with this customer extends back more than 70 years, and we are now engaged in a multi-year program which will lead to accelerated distribution of scriptures around the world by driving down costs through the use of new materials and innovative production technologies, and sharing the resulting savings with our customer.

    "In support of this program, we are midway through the installation of a revolutionary new binding system which will sharply increase capacity and efficiency at our Philadelphia plant. This will be followed early in 2008 by the installation of a major new press incorporating functionality developed exclusively for Courier. When the process is completed, we will have a production platform unmatched anywhere in the world, producing more testaments than ever before. In the meantime, we may continue to experience volatility in ordering and do not expect to realize the full benefit of this program until we ramp up the new technology and our customer's distribution increases as planned."

    Soft housing sector dampens specialty publishing results

    Courier's specialty publishing segment includes three businesses:
Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association
(REA), a publisher of test preparation books and study guides; and Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping, gardening and crafts. Overall, the segment reported fourth-quarter sales of $20.1 million, down 5% from last year's fourth-quarter sales of $21.1 million, but up 2% after adjusting to a comparable 13-week period. The segment's pretax income was $2.6 million for the quarter, compared to $2.9 million for the fourth quarter of fiscal 2006, reflecting the extra week in fiscal 2006 and reduced profitability at Creative Homeowner as a result of weakness in the housing market. For the year, specialty publishing sales were $72.9 million, up 27% from $57.5 million in fiscal 2006 due largely to the inclusion of full-year results from Creative Homeowner, acquired in April 2006. Fiscal 2007 pretax income for the segment was $5.6 million, down 9% from $6.1 million in fiscal 2006, again primarily tied to weak home center sales at Creative Homeowner.

    At Dover Publications, the segment's largest business, sales were down 9% in the fourth quarter, and down 1% after adjustment for the extra week in last year's fourth quarter. Creative Homeowner sales were down 6% in the quarter, but up 1% on an adjusted basis. REA sales were up 18% in the fourth quarter, and 27% excluding last year's extra week.

    The segment's gross profit as a percentage of sales was 42.9% in the fourth quarter, virtually unchanged from 42.8% in the fourth quarter of fiscal 2006. For the year, the gross profit percentage was 42.1%, down from 44.3% in fiscal 2006 as a result of the inclusion of full-year results from Creative Homeowner's distribution business, which typically operates at lower margins than publishing businesses.

    "Our newest acquisition, Creative Homeowner, faced a challenging sales environment this year," said Mr. Conway. "With home sales off throughout the country, traffic was down at home improvement centers, which constitute a key sales channel for Creative Homeowner publications and the focus of its book distribution business. In response, Creative Homeowner expanded its offering of category-leading titles and reached out to a broader array of customers, which should also prove beneficial once the housing market improves.

    "Apart from Creative Homeowner, the rest of the segment combined was up for the year in both sales and income. Dover was down slightly for the year but nearly held its own in the fourth quarter against one of the best quarters in its history. Meanwhile, REA had its third consecutive year of better than 15% growth, sparked by leading positions in critical high-stakes testing markets such as Advanced Placement and high school exit exams. And we continued to find additional ways to capitalize on commonalities across our publishing businesses through joint product development, cross-marketing and collaborative sales."

    Outlook for fiscal 2008

    "We expect our book manufacturing business to continue to grow at a healthy rate in 2008," said Mr. Conway, "with the education market once again driving the largest gains. In anticipation of this growth, in August 2007 we announced plans to construct a new 200,000-square-foot warehouse in Kendallville, Indiana, already recognized as a preferred venue for four-color textbook production. This new expansion, to be completed in 2008, will lay the foundation for additional capacity growth to meet the escalating four-color needs of book publishers throughout the country.

    "After experiencing a drop in sales to the religious market in the second half of fiscal 2007, we expect a return to modest growth in 2008 as we continue our expansion and cost reduction programs with our largest customer. And we expect to see added growth in sales to the specialty trade market as we continue to exploit our service edge to help publishers capture fast-turnaround opportunities.

    "In specialty publishing, we expect overall improvement, with REA leading the way with exciting product introductions early in the year. Dover will build on its strengths in trade merchandising and consumer marketing while preparing for the launch of several new product lines in the second half. Creative Homeowner will continue to expand its selection of category-leading titles and develop additional distribution channels. However, we expect Creative Homeowner to continue to be affected by the weak housing market, and our guidance does not assume any market improvement during fiscal 2008.

    "Across the entire segment, we expect our publishing businesses to collaborate with increasing effectiveness on content, production and marketing, both directly and in conjunction with a growing network of retailers. And we continue to look for acquisition candidates that fit our business, add balance to our portfolio and provide new avenues for growth.

    "Although fiscal 2007 was a record year, our financial performance did not meet internal targets. As a result, incentive compensation for Courier executives was down by approximately $2 million from fiscal 2006. Achieving our goals for fiscal 2008 will bring these compensation expenses back to their prior level.

    "For fiscal 2008 overall, we expect to achieve sales growth of 10% to 12%, resulting in total sales of between $325 million and $331 million, which would be a new record high for Courier. We expect earnings per share to grow as well, reaching $2.20 to $2.30 for fiscal 2008, for an increase of between 8% and 13% from this year's earnings of $2.03 per diluted share. This earnings guidance includes approximately $2.8 million or $.14 per share in increased incentive compensation expense, but does not include the impact of any potential stock repurchase activity.

    "In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. In fiscal 2007, Courier's EBITDA was $61 million, up 15% from 2006, or 18% on a comparable 52-week basis. In fiscal 2008 we expect EBITDA to be between $68 million and $70 million. This would represent an increase of 11% to 14%, and another new record for Courier."

    About Courier Corporation

    Courier Corporation publishes, prints and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates such as the housing market, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in the Company's effective income tax rate, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                         COURIER CORPORATION
            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                QUARTER ENDED          YEAR ENDED
                            ---------------------- -------------------
                             September  September  September September
                                29,        30,        29,       30,
                               2007        2006      2007      2006
                            ----------- ---------- --------- ---------

Net sales                      $80,533    $83,416  $294,592  $269,051
Cost of sales                   52,369     53,420   198,229   180,535
                            ----------- ---------- --------- ---------

  Gross profit                  28,164     29,996    96,363    88,516

Selling and administrative
 expenses                       12,820     14,781    53,926    50,144
Interest expense, net              454        262     1,571       182
                            ----------- ---------- --------- ---------

    Income before taxes         14,890     14,953    40,866    38,190

Provision for income taxes
 (Note A)                        5,458      1,509    15,121     9,810
                            ----------- ---------- --------- ---------

    Net income                  $9,432    $13,444   $25,745   $28,380
                            =========== ========== ========= =========

Net income per diluted share     $0.74      $1.07     $2.03     $2.25
                            =========== ========== ========= =========

Cash dividends declared per
 share                           $0.18      $0.12     $0.72     $0.48
                            =========== ========== ========= =========

Wtd. average diluted shares
 outstanding                    12,716     12,610    12,689    12,599

SEGMENT INFORMATION:

Net sales:
----------------------------
Book Manufacturing             $62,551    $64,750  $231,474  $220,115
Specialty Publishing            20,055     21,123    72,890    57,549
Intersegment sales              (2,073)    (2,457)   (9,772)   (8,613)
                            ----------- ---------- --------- ---------
    Total                      $80,533    $83,416  $294,592  $269,051

Income before taxes:
----------------------------
Book Manufacturing             $12,500    $12,374   $36,415   $33,606
Specialty Publishing             2,572      2,853     5,586     6,122
Stock based compensation          (359)      (376)   (1,460)   (1,431)
Intersegment profit                177        102       325      (107)
                            ----------- ---------- --------- ---------
    Total                      $14,890    $14,953   $40,866   $38,190



Fiscal 2006 was comprised of 53 weeks; the additional week was included in the fourth quarter.

Note A: The provision for income taxes for the quarter and year ended
 September 30, 2006 reflects a reduction of $3.8 million, or $.30 per diluted share, for the reversal of tax reserves.




                         COURIER CORPORATION
                   CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)


                                           September 29, September 30,
ASSETS                                         2007          2006
------------------------------------       ------------- -------------

Current assets:
  Cash and cash equivalents                       $1,549        $1,483
  Accounts receivable                             47,673        46,002
  Inventories                                     38,183        29,565
  Deferred income taxes                            3,469         3,703
  Other current assets                             1,550         1,110
                                           ------------- -------------
     Total current assets                         92,424        81,863

Property, plant and equipment, net                97,778        85,248
Goodwill and other intangibles                    68,090        69,097
Prepublication costs                              10,220         9,327
Other assets                                       1,323         1,653
                                           ------------- -------------

     Total assets                               $269,835      $247,188
                                           ============= =============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Current maturities of long-term
   debt                                              $91           $88
  Accounts payable                                20,111        15,778
  Accrued taxes                                    2,129         3,362
  Other current liabilities                       14,061        16,462
                                           ------------- -------------
     Total current liabilities                    36,392        35,690

Long-term debt                                    17,375        17,222
Deferred income taxes                              9,446         8,913
Other liabilities                                  3,511         3,037
                                           ------------- -------------

     Total liabilities                            66,724        64,862
                                           ------------- -------------

     Total stockholders' equity                  203,111       182,326
                                           ------------- -------------

     Total liabilities and
      stockholders' equity                      $269,835      $247,188
                                           ============= =============




                         COURIER CORPORATION
     CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)


                                               For the Years Ended
                                           ---------------------------
                                           September 29, September 30,
                                                   2007          2006
                                           ------------- -------------

Operating Activities:
  Net income                               $     25,745   $    28,380
  Adjustments to reconcile net income to
   cash provided from operating activities:
    Depreciation and amortization                18,856        14,804
    Stock based compensation                      1,460         1,431
    Deferred income taxes                         1,098         1,093
    Changes in working capital                  (10,155)       (6,133)
    Other, net                                      451          (351)
                                           ------------- -------------

Cash provided from operating activities          37,455        39,224
                                           ------------- -------------

Investment Activities:
   Capital expenditures                         (26,378)      (29,429)
   Business acquisitions, net of cash
    acquired                                          -       (51,164)
   Prepublication costs                          (5,417)       (4,253)
                                           ------------- -------------

Cash used for investment activities             (31,795)      (84,846)
                                           ------------- -------------

Financing Activities:
   Long-term borrowings, net                        156        16,800
   Cash dividends                                (9,007)       (5,927)
   Proceeds from stock plans                      2,608         1,691
   Excess tax benefits from stock based
    compensation                                    649           503
                                           ------------- -------------

Cash provided from (used for) financing
 activities                                      (5,594)       13,067
                                           ------------- -------------

Increase (decrease) in cash and cash
 equivalents                                         66       (32,555)

Cash and cash equivalents at the beginning
 of the period                                    1,483        34,038
                                           ------------- -------------

Cash and cash equivalents at the end of the
 period                                    $      1,549   $     1,483
                                           ============= =============

Non-GAAP measures - EBITDA:
   Net income                              $     25,745   $    28,380
   Provision for income taxes                    15,121         9,810
   Interest expense, net                          1,571           182
   Depreciation and amortization                 18,856        14,804
                                           ------------- -------------
EBITDA                                     $     61,293   $    53,176
                                           ============= =============

    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Executive Vice President and Chief Operating Officer www.courier.com